Exhibit 99.1
FOR IMMEDIATE RELEASE:

Surge Announces the Acquisition of a Private Oil Sands Company

San Diego, CA - 01 December 2006 (PRIMEZONE) - Surge Global Energy, Inc. (“Surge” - OTC BB: SRGG.OB - News) announced today that it has entered into a stock purchase agreement (“Agreement”) for the acquisition (“Acquisition”) of a privately owned oils sands company located in Alberta, Canada (“Oil Sands Company”). Under the terms of the Agreement, the shareholders of the Oil Sands Company will receive CDN$6,350,000 and 8,965,390 shares of preferred stock (“Exchangeable Shares”) of Cold Flow Energy, ULC (“Cold Flow”) valued at CDN$10,000,000. Cold Flow is a wholly-owned subsidiary of Surge. The rights, privileges and restrictions governing the Exchangeable Shares will provide that each whole Exchangeable Share may be exchanged for two shares of Surge common stock for a period of 5 years following the closing. The initial closing date is anticipated to be January 18, 2007.

The Oil Sands Company owns an undivided 30% working interest in 135 square miles, 86,400 acres (Net 40.5 sections or 25,920 acres) in the Red Earth area of Alberta which is comprised of Oil Sands Leases within Townships 87, 88 and 89, Ranges 7, 8, 9 10 and 11 W5M (the “Properties”).

David Perez, CEO and Chairman of Surge stated “this is a very significant acquisition for Surge. The oil sands development project consists of 4 major contiguous blocks located in close proximity to existing services and infrastructure. A respected independent third party engineering firm has estimated Original Crude Bitumen in place to be up to 2.0 billion barrels. Under the Oil Sands Company’s 30% working interest, this would amount to an expected 600 million barrels of Original Crude Bitumen in Place.”

Using an Enhanced Oil Recovery (“EOR”) program like Cyclical Steam or other EOR thermal process, the properties could potentially yield between 180 and 300 million barrels net recoverable to Cold Flow at recovery factors ranging from 30% up to 50% of Original Crude Bitumen in place.

Details of the Acquisition will be included in Surge’s 8-K to be filed with the Securities Exchange Commission.

About the Canadian Oil Sands

Alberta's oil sands contain the biggest known reserve of oil in the world. According to the Alberta Energy and Utilities Board (EUB) http://www.eub.ca, an estimated 1.7 to 2.5 trillion barrels of oil are trapped in a complex mixture of sand, water and clay. 2005 EUB ‘Reserves Report’ indicates that last year, Alberta’s bitumen production totaled 388 million barrels. Going forward, the EUB expects Alberta’s bitumen production to increase to more than one billion barrels per year by 2015.Total raw bitumen production - the petroleum product directly obtained from oil sands - exceeded total conventional crude oil production in the Province for the first time during 2001. In 2005, Alberta oil sands production has been approximately equal to Alberta’s light and heavy conventional crude production. There are approximately 1,800 oil sands lease agreements in place with the Province of Alberta totaling 12,350 square miles of developable territory. Alberta’s Department of Energy asserts that close to 80% of the Province’s potential oil sands areas are still available for lease, exploration and development.

About Surge Global Energy, Inc.

Surge Global Energy, Inc., located in San Diego, California is focusing exclusively on opportunities in the Canadian Heavy Oil Sands. Exploitation Opportunity Surge is the largest shareholder of Signet Energy, Inc., the operator of the Sawn Lake Oil Sands project. For more information on the company please visit http://www.SurgeGlobalEnergy.com.

Contacts for media and investors:

Investor Relations
William Greene, Chief Financial Officer
Tel: 858.704.5009 (Direct)
Fax: 858.704.5011
Email: bgreene@surgeglobalenergy.com

Media Relations
Sheila Rockwell, Controller
Tel: 858-704-5012 (Direct)
Fax 858-704-5013
Email: srockwell@surgeglobalenergy.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding the Company's expectations, hopes or intentions regarding the future, including, but not limited to, general economic conditions, market and business conditions; potential production and industry capacity and estimates. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Additional risks and uncertainties include the possibility that Surge will not discover bitumen, oil or gas in the quantities the Company currently anticipates. To fund the probable and proven reserve development cost effort, Surge and Cold Flow anticipate raising a significant amount of capital which will result in substantial future dilution to existing shareholders. Other risks and uncertainties of the Company's business could cause actual results to differ and are discussed under the heading ``Risk Factors'' and in other sections of the Company's SB-2/A filed with the SEC on May 24, 2006, the Company's Form 10-K for the 2005 fiscal year and in the Company's other periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.